UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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[ ]	Definitive Proxy Statement

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[X]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

ARROW INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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The following press release was distributed on September 4, 2007

Date: September 4, 2007	Contact: Frederick J. Hirt, CFO Phone: 610-478-3117
ARROW INTERNATIONAL URGES SHAREHOLDERS TO VOTE FOR APPROVAL OF THE
$45.50 TELEFLEX INC. MERGER
AND FOR THE CURRENT BOARD OF DIRECTORS
Shareholder Meeting to be Held September 20, 2007
READING, PA September 4, 2007 — Arrow International, Inc. (NASDAQ: ARRO) today urged shareholders to vote in favor of its planned $45.50 merger with Teleflex Incorporated (NYSE-TFX) and for the reelection of the current Board of Directors at the upcoming Annual Meeting of Shareholders to be held on September 20, 2007.
In a letter to shareholders, mailed today, Philip B. Fleck, President and Chief Executive Officer, and R. James Macaleer, Chairman of the Board, also told shareholders not to be confused by a solicitation for a slate of nominees by the McNeil Trust, which opposed the strategic alternative process, including the possibility of a sale, from the beginning and only changed their view after the announcement of the transaction with Teleflex.
The text of the letter follows:
Dear Fellow Arrow Shareholder:
Your Vote is Very Important
On September 20, 2007 at the 2007 Annual Meeting of Arrow’s shareholders you will have the opportunity to express your support and vote for the adoption of Arrow’s merger agreement with Teleflex Incorporated, a required step before proceeding with the previously announced all-cash transaction in which Teleflex will acquire Arrow International and you will receive $45.50 for each share of Arrow common stock you own.
In order for the transaction to close, a majority of the votes cast by all shareholders present in person or by proxy at the Annual Meeting who are entitled to vote must vote “FOR” adoption of the merger agreement. Assuming it is approved, shortly thereafter, as an Arrow shareholder you will become eligible to receive $45.50 in cash for each share of Arrow common stock you own on the date the merger is consummated.
•	This payment represents a premium of approximately 38.6% over the closing price of our common stock on May 8, 2007, the last full trading day before the announcement of Arrow’s decision to explore strategic alternatives.

•	Your Arrow Board of Directors unanimously recommends that you vote “FOR” the adoption of the Teleflex merger agreement.
Do Not Be Confused by the Solicitation of the McNeil Trust
We also wish to alert you to the fact that the Robert L. McNeil, Jr. 1983 Trust is soliciting Blue proxies for the 2007 Annual Meeting. We expect there may be some confusion among our shareholders as to why the McNeil Trust is seeking to replace your current Board of Directors with its own hand-picked nominees, especially since the McNeil Trust has announced its intention to vote in favor of the transaction with Teleflex. We strongly urge you not to sign or return any Blue proxy cards that you may receive from the McNeil Trust.
Vote to Support Your Board and the Teleflex Merger Agreement
We believe that your Company’s nominees should be reelected to serve on the Board of Directors. The current Board of Directors initiated the process that led to the transaction with Teleflex, negotiated the merger agreement and has been working with Teleflex for several months to accomplish this transaction. The McNeil Trust opposed the strategic alternative process, including the possibility of a sale, from the beginning. Only after your current board announced the outstanding transaction with Teleflex did the McNeil Trust announce its intention to vote for the deal. You deserve a Board of Directors fully committed to completing this transaction and acting in the best interests of ALL shareholders, not simply nominees of a shareholder who is merely willing to vote in favor of the transaction. The McNeil Trust’s proxy does not even recommend that other shareholders vote in favor of the transaction. Now is not the time to change your Board of Directors. At this critical time, we believe the current board should be reelected to manage any events which may arise following the date of the 2007 Annual Meeting and prior to the consummation of the merger.
Please vote the enclosed WHITE proxy card now to support your Board of Directors and to support the merger agreement with Teleflex. Your Board of Directors believes it is in the best interests of Arrow shareholders to approve the merger agreement with Teleflex and provide to you $45.50 in cash for each share of Arrow common stock you own. We believe that signing, dating and returning the enclosed WHITE proxy card, and voting to re-elect the current Board of Directors, is the best way to bring about that result.
YOUR VOTE IS VERY IMPORTANT.
WE URGE YOU TO VOTE YOUR WHITE PROXY CARD TODAY.
•	Vote FOR Proposal 1 — to approve the merger with Teleflex for $45.50 per share in cash.

•	Vote FOR Proposal 2 — to elect your Company’s nominees to serve on the Board of Directors. These nominees initiated the process that led to the merger with Teleflex, consistently supported the exploration of strategic alternatives and are fully committed to consummating the merger.

•	Vote FOR Proposal 3 — to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accounting firm.

•	Vote AGAINST Proposal 4 — a proposal submitted by a shareholder to provide an age limit for directors of Arrow.

•	Vote FOR Proposal 5 — to allow for an adjournment or postponement of the 2007 Annual Meeting, if necessary.
If your shares are held by your brokerage firm or bank, you must provide them with instructions on how to vote on your behalf or they will be unable to vote your shares on certain issues,

including the adoption of the merger agreement. Please return your WHITE proxy card to your broker or bank to ensure that your shares are voted; or follow the instructions on the enclosed form to vote by telephone or Internet.
If you have any questions or would like assistance in voting your shares of Arrow common stock, please call our proxy solicitor, Morrow & Co., Inc., toll-free at 1-800-662-5200.
Sincerely yours,
Philip B. Fleck
President and Chief Executive Officer
R. James Macaleer
Chairman of the Board of Directors
About Arrow
Arrow develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The company’s products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists and other healthcare providers. Arrow’s news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com. Arrow’s common stock trades on the NASDAQ Global Select Market™ under the symbol ARRO.
Additional Information
In connection with the proposed acquisition of Arrow by Teleflex Incorporated and Arrow’s 2007 Annual Meeting of Shareholders, Arrow filed a definitive proxy statement with the SEC, on August 24, 2007 and will be filing other documents with the SEC. Prior to the Annual Meeting, Arrow will furnish the definitive proxy statement to its shareholders, together with a WHITE proxy card. Arrow shareholders are strongly advised to carefully read Arrow’s definitive proxy statement. Shareholders will be able to obtain the definitive proxy statement on file with the SEC and any other documents filed by Arrow with the SEC for free at the internet website maintained by the SEC at www.sec.gov. Shareholders will be able to obtain free copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement at Arrow’s website at www.arrowintl.com or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605. In addition, copies of Arrow’s proxy materials may be requested by contacting our proxy solicitor, Morrow & Co. at (800) 662-5200 toll-free or by writing to Morrow & Co., 470 West Avenue, Stamford, CT 06902. Arrow and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Additional information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Arrow’s shareholders is available in Arrow’s definitive proxy statement filed with the SEC on August 24, 2007.